Exhibit T3B.8

REPERTOIRE No. 2,661/12

O.T: 334003

CONSTITUTION OF JOINT STOCK COMPANY

ENDURO SpA

IN SANTIAGO, CHILE, February 16, 2012, before me, MARÍA LORETO ZALDÍVAR GRASS, lawyer, domiciled at Bandera 341, office 857, Alternate Notary Mr. Patricio Zaldívar Mackenna, head of the Eighteenth Notary of Santiago, according Judicial Decree dated October 13, 2011, notarized dated October 14 of same year under the Repertoire number 16,700/2011, appears: Mr. Antonio Ortuzar Vicuña, Chilean, married, lawyer, national identity card number 6,988,994-8 in representation, as shall be proven, of EMECO HOLDINGS LIMITED, a company duly constituted and existing under the laws of Australia, both domiciled, for these purposes at Avenida Nueva Tajamar 481, north tower, 21st floor, Las Condes, Santiago, Chile; the appearing party of adult age, who having proved his identity with the document cited above, states: That it constitutes a joint-stock company that is governed by the bylaws contained in this instrument, the provisions of Law 18,046, its Regulations, the Commercial Code and Civil Code as applicable to them and do not conflict with its nature. The bylaws of the Company are as follows (the “Bylaws”): FIRST TITLE. NAME, DOMICILE, PURPOSE, DURATION.- FIRST ARTICLE: COMPANY NAME. A company is constituted by shares under the name or company name of “ENDURO SpA” (the “Company”).- SECOND TITLE. DOMICILE. The domicile of the Company shall be the municipality of Las Condes, Santiago, subject to special domiciles, offices, agencies and branches that it establishes in other parts of the country or abroad. THIRD ARTICLE: PURPOSE. The Company aims to develop all kinds of activities related to the acquisition, sale, lease and maintenance services, and any other type of legal act on machinery, motor vehicles of all kinds and equipment; and in general, the implementation and holding of all acts and contracts necessary for the execution of the company purpose.- FOURTH ARTICLE: DURATION. The Company starts with this date and it shall last indefinitely. FIFTH ARTICLE: For the purposes of these Bylaws, the terms defined below shall have the following meaning: “Shares” means any shares representing the Company capital, including any options, rights or securities to acquire Shares; “Lien” means any lien, pledge, usufruct, seizure, litigation, prohibition or promise and in general any other limitation on the domain of one or more Shares affecting property or essential attributes of ownership of one or more Shares; and “Transfer” means the assignment, transfer and/or disposal, in any form and under any capacity, of one or more Shares. SECOND TITLE. CAPITAL AND SHARES.- SIXTH ARTICLE: CAPITAL: The capital is the sum of seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the United States of America split in two thousand two hundred and nineteen common shares, nominative and with no par value. SEVENTH ARTICLE: SHARES. Shares of the Company will be issued without printing physical sheets. However, each shareholder is entitled to request the physical preparation of the titles representing the shares they hold. In this case, the titles of the Shares will have, at least, the owner’s name on the main face, the name of the Company, the signature of the managing partner or its representative, the date of the company deed and the Notary in which it has been granted, the indication of the registration of the extract in the relevant Trade Registry and its publication in the Official Newspaper, the indication of the capital, the total number of Shares in which the capital of the Company is divided, indicating the total number of shares of each series, if applicable, the number of Shares that the title represents with an indication of their series, the duration of the Company and a reference to the fact that such actions can only be encumbered or transferred if it fulfills the provisions of these bylaws. EIGHTH ARTICLE: SHAREHOLDERS REGISTRY. A record of all shareholders, with an annotation of the name, address, identity card or unique tax identification number of each shareholder, the number of Shares held by it, indicating their series, the date they have been registered in its name and, for shares subscribed but not paid, the form and time of payment of them (hereinafter the “Shareholders’ Registry”). As stated in the Tenth Article following, if a shareholder Transfers all or part of its shares, that fact shall be recorded in the Shareholders’ Registry. Similarly, liens must be registered in the shareholders’ registry. This, only in the event that the transfer or transfers and the respective lien or liens had been granted in compliance with the provisions of these Bylaws. In transfers of shares shall include the statement of the transferee regarding its knowledge of the current rules governing this type of company, the Company Bylaws and the protections therein may or may not exist with respect to the interest of shareholders. The omission of this statement does not invalidate the transfer, but the assignor shall be liable for the damages it suffers as a result. The Company will not register transfers and movements of Shares as well as Liens that are presented, if such Transfers and Liens do not meet the minimum formalities required by the current legislation and/or regulations contained in these Bylaws. The Shareholders Registry may be carried out by any means that insures collations, deletions or other adulteration which may affect the fidelity may not be made, and also allows the immediate registration or record of the entries to be made and shall, at all times, be made available for its examination by any shareholder or administrator of the Company. NINTH ARTICLE: CAPITAL INCREASES. (a) Without prejudice to that indicated in paragraph (f) below, the capital increases will be agreed at the Extraordinary Shareholders Meeting by a majority of the shares entitled to vote. Shareholder agreements on capital increases may not establish a term of more than five years from the date in which they are adopted, for the issue, subscription and payment of the respective Shares, whatever form of payment. After this period without having heard the capital increase, it shall be reduced to the amount actually paid; (b) shares whose value is not fully paid shall enjoy rights equal those that are fully paid, except, solely, in respect of dividend distribution and their share that corresponds in the capital returns, cases in which they shall concur in proportion to the part paid; (c) Paid Shares issued by the Company will be offered at a price freely determined by the shareholders. Options to subscribe for Shares coming from capital increase or securities convertible into Shares or any other securities conferring future rights over them, whether paid or released, will be offered, at least once, preferably to the shareholders, in proportion to the shares they hold. This right may be waived in advance by shareholders; (d) The Company may acquire and hold shares of its own issuance. However, such Shares will not count for the establishment of a quorum at shareholders’ meetings or to approve changes to the Bylaws, and will have no voting rights, dividend or preference in the subscription of capital increases. Shares referring to this letter (d) must be transferred within one year; otherwise the capital will be reduced automatically and these Shares will be removed from the shareholders registry; (e) If one or more Shares belong jointly to several persons, the co-owners will be required to appoint a representative to represent them to act before the Company. If not, the administrator of the Company, within ten days following the registration of the Shares in the shareholders registry, shall appoint from among the co-owners, in the case of natural persons, or the legal representatives, if it comes to legal entities; and (f) Notwithstanding that indicated in subparagraph (a) above, it shall not be required of the Shareholders Meeting abovementioned, if all the shareholders subscribe to a public deed or private instrument notarized in which the capital increase is recorded. TENTH ARTICLE: The Lien or Transfer, in any form, of the Shares of the Company will be affected to limitations or restrictions that may be established in shareholder agreements that must be notified to the administrator of the Company and deposited into the Shareholders’ Registry. Such provisions shall be obligatory for the shareholders, administrator and the Company. THIRD TITLE. THE ADMINISTRATION.- ELEVENTH ARTICLE: ADMINISTRATION AND USE OF THE COMPANY NAME.- The Company shall be managed and represented by the shareholder EMECO HOLDINGS LIMITED (the “Administrator”), who shall exercise the broadest powers of administration and disposal of assets and especially with those listed in the Twelfth Article of these Bylaws. The Administrator shall exercise the administration directly and/or through agents appointed by him, by public deed or in case of being granted abroad, by private instrument duly legalized and notarized. In the same way, the procedure for replacing or replacement of these agents and for the modification or revocation of powers of their appointment. In any event, the mere transfer of Shares will not revoke the appointment of agents, but these shall remain in force until the express or tacit revocation of the new holders of at least a majority of the issued shares with voting rights, which will be done in the same manner indicated above. TWELFTH ARTICLE: ADMINISTRATIVE POWERS. Administrative powers include all those that directly or indirectly are or appear necessary or conducive to the preservation or enhancement of company assets and to fulfill the purpose of the Company, including everything necessary to agree, enter into, perform or carry out any type of business, operations, acts and civil, commercial, administrative, judicial contracts or other measures and exercise, abandon or renounce contract rights and actions of any kind, even when the respective performance involves a self-contracting, being able to, for that purpose, enter into the acts and contracts in which the Company has representation and one or more persons having interest in relation to the Company or any of its creditors or debtors. In particular, and without the following list being considered limiting or restrictive, the following powers are conferred on the administration to be exercised in the manner indicated in the preceding clause: one) enter into contracts of promise; two) buy, sell, exchange, and generally acquire and dispose for any reason, all kinds of tangible or intangible property, real or personal; three) give and take on lease, with or without an option to purchase, administration or concession, all kinds of corporeal or incorporeal real estate or chattel; four) give and take goods on loan; five) give and receive money and other goods on deposit; six) give and take property on loan; seven) give and receive goods in mortgage, even with a general guarantee clause, postpone them, raise them and serve them either as collateral for its own obligations or third parties; eight) give and receive pledges in real property, securities, rights, shares and other tangible or intangible things, whether the pledge is civil, commercial, banking, agricultural, industrial, warrants, of chattel sold over a fixed term or other special pledges and cancel them, whether as collateral for its own obligations or of third parties; nine) enter into contracts of transportation, charter, exchange, brokerage and transaction; ten) enter into contracts to be agents, brokers, distributors, dealers, etc. or to constitute a Company in such qualities; eleven) enter into insurance contracts, being able to resolve premiums, risks, terms and other conditions, charging policies, endorsing them, canceling them, approve or challenge settlements of claims, etc.; twelve) enter into contracts of mercantile account, imposed on its movement and approve or reject balances; thirteen) enter into contracts to constitute or enter into companies of any class or purpose, whether the pledge is civil or commercial, collective, anonymous, in partnership, limited liability company or of any other species; constitute or form part of communities, associations, participation accounts, societies in fact, and so on; attend shareholders’ meetings of corporations, represent and vote on one and the other, with the power to modify them, require their dissolution or early termination; express its intention to not continue it; order its liquidation or partition; carry out over and over and, in general, exercise and give up all actions and rights and perform all obligations that apply to the Company as a partner, shareholder, manager, commoner, liquidator, etc. of such societies, communities, associations, etc.; fourteen) enter into working contracts, collective or individual, hire workers and terminate or request the termination of their contracts and hire professional and technical services and put an end to them; fifteen) enter into any other contract, nominated or not. In the contracts the Company enters into and those already granted by it, the agent is empowered to agree on and modify all the covenants and provisions, whether or not specifically covered by the law, whether these be of the essence of the Company, intrinsic to it, or merely incidental; to set prices, incomes, fees, charges, adjustments, interest, compensation, terms, conditions, obligations, responsibilities, time and form of payment and delivery, identify goods, place and set boundaries, collect and earn, receive, deliver, agree on solidarity and indivisibility, both active and passive, agree on penalty clauses and fines for or against the Company, accepting or giving all kinds of security, whether real or personal, and all sorts of guarantees in favor of or against the Company; agree on prohibitions to sell and/or encumber; secure and constitute the Company as joint and several debtor; exercise and waive actions like those of annulment, termination, eviction resolution, etc., accept and waive rights and actions, rescind, resolve, cancel, render ineffective, terminate or request the termination of the contracts, require accountabilities, approve or object to them, and in general, exercise all the rights and actions that fall within the Company; Sixteen) represent the Company before the national or foreign banks, private, state or mixed, with the broadest powers that may be needed, give them instructions and carry out trust commissions, open, close and manage bank accounts of credit and/or deposit, deposit, withdraw and overdraw on them, remove checkbooks or loose checks and close one and the other, all in local or foreign currency, approve or challenge the balances of bank accounts or any other operation held with banks, contract loans, either as current account credits, simple loans, document loans, loans in special accounts, advances against acceptance, lines of credit or any other form; lease safety deposit boxes, open, close and terminate their lease, place or withdraw money or securities in domestic or foreign currency, in deposit, custody or guarantee and cancel the respective certificates; contract letters of credit in local or foreign currency; carry out foreign exchange transactions, take out guarantee certificates and, generally, perform all types of banking transactions in local or foreign currency; seventeen) represent the Company in proceedings that must be met before the Banco Central de Chile or other authorities in connection with the importation or exportation of goods, whether temporary or permanent. In fulfilling this mission and without this list that follows being exhaustive, but declarative, the representatives or delegates may submit and sign export records or reports, related applications, explanatory letters and all kinds of documentation as may be required by the Banco Central de Chile; take out bank guarantee certificates or endorse guarantee policies in cases where such security may be appropriate and require the return of such documents, endorse bills of lading, request modification of the conditions under which a particular transaction of the Company is authorized; sign the affidavit of import text records or reports and, in general, perform all acts and take all actions as may be conducive to a proper fulfillment of the commission which is conferred. With regard to the Banco Central de Chile, this mandate will remain in effect until its completion is notified to the bank through a minister of faith, unless the client company or representative validates another means of communication; eighteen) withdraw, subscribe, accept, reaccept, renew, extend, endorse in domain, billing, warranty, guarantee, protest, charge cancel, transfer extend and dispose of, in any form, checks, bills of exchange, promissory notes, drafts, and other commercial or banking documents, whether registered, order or bearer, in national or foreign currency and exercise all the actions that apply to the Company in relation to such documents; nineteen) open accounts or not of adjustable savings, time, demand or conditional, in the Banco del Estado de Chile, in the Service of Housing and Urban Development, in social welfare institutions or any other institution of public or private law, either in favor of the Company or its employees, deposit and withdraw in them, impose on their movement, accept or challenge balances and close them; twenty) invest monies of the Company, entering into, for that purpose, and on their behalf, all contracts that are fit for it, with all kinds of natural persons or legal entities, public or private. Falling within the scope of this power are the savings deposits in mortgage bonds, indexed development bonds, in promissory notes and indexed savings certificates of the Banco Central de Chile, in indexed promissory notes of the General Treasury of the Republic and other capital market instruments and, in general, any other system of investment or savings, indexed or not, in the short, medium or long term, on demand or conditional, that currently exist in the country or may be provided in the future. The representatives may, in connection with these investments, open accounts, deposit in them, withdraw in whole or in part, at any time, monies of the Company, impose on their movement and close them, capitalize, in whole or in part, at any time, on interest and adjustments, accept or challenge balances and liquidate such investment at any time, and so on; twenty-one) give and accept assignments of credits, whether registered, order or bearer, with real or personal guarantees or without them and, in general, perform all kinds of operations with commercial documents, securities, treasury and trade bills; twenty-two) borrow in any form, with any natural person or legal entity of public or private law, credit institutions and/or development; twenty-three) pay and novate obligations and, generally, extinguish, by any means, the obligations of the Company and extrajudicially collect and receive all that is owed to for any reason that is through any natural person or legal entity of public law, private law, even the Treasury, or public, semipublic or autonomous administration services or institutions, etc., either in money or in another kind of tangible asset, real or personal property, securities, etc., twenty-four) sign receipts, settlements and cancellations and, in general, subscribe, execute, sign, extend, modify and endorse all kinds of public or private documents and being able to formulate in them all the statements they deem necessary or desirable; twenty-five) encumber assets of the Company with rights of use, enjoyment and habitation and constitute active and passive easements; twenty-six) occur before any kind of political, administrative, tax, customs, municipal, or that relates or not to foreign trade; judicial or any other type and before any person of public or private law, public, semipublic and autonomous administration institutions, agencies, etc., all kinds of presentations and statements, even mandatory, modify and withdraw them; twenty-seven) deliver to and receive from post offices, telegraph, customs or state-run or private enterprises, by land, sea or air transport, all certified correspondence or not, postal items, money orders, reimbursements, charges, parcels, merchandise, etc., directed or consigned to the Company or issued by it; twenty-eight) request administrative concessions of any kind or purpose for the Company and any kind of tangible or intangible property, real or personal; twenty-nine) register industrial and intellectual property, trade names, trademarks and industrial designs, patent inventions, deduce oppositions or request nullities and, in general, perform all the procedures and actions that are appropriate in relation to this matter; thirty) represent the Company in all lawsuits and legal proceedings in which it has an interest or could have them, before any ordinary, special, arbitral or administrative court or other nature, thus the Company intervenes as plaintiff, defendant or third party, of any kind, being able to exercise all kinds of actions, be they ordinary, executive, special, non-contentious jurisdiction or otherwise. In exercising this judicial power, the representatives are empowered to represent the Company with all ordinary and extraordinary powers of injunction, being able to withdraw in the first instance of the action brought, answering demands, accepting the contrary demand, waiving the remedies and legal terms, answering interrogatories, compromise, commit, grant arbitrators the power of arbitrators, extend jurisdiction, intervene in efforts of reconciliation or compromise, collect and receive; thirty-one) grant general or special mandates and revoke them, delegate and resume all or part of this power, as many times as it deems necessary; thirty two) appoint the employees of the Company, fix their wages, supervise in the performance of their duties and terminate their services; and thirty-three) issue, amend and rescind the regulations required for the operation of the Company. THIRTEENTH ARTICLE: The Administrator will be fully empowered to appoint and replace one or more proxies and delegate in them or, for especially certain objects, in others persons, all or part of the powers of administration indicated above, remaining in all cases responsible for Management of the Company before it and its shareholders. FOURTEENTH ARTICLE: The Administrator will not be paid for the performance of its function. FIFTEENTH ARTICLE: The Administrator is authorized, under its personal responsibility, to distribute interim dividends during the financial year against profits of the same. FOURTH TITLE. MEETINGS OF SHAREHOLDERS.- SIXTEENTH ARTICLE: Shareholders will meet in ordinary and extraordinary meetings. Both the Ordinary and Extraordinary Meetings may be replaced or substituted entirely by a notarized public deed or private instrument signed by all the shareholders, who give account of the respective matters and agreements. Also, it is not necessary to hold shareholders’ meetings or grant any written document, while the Administrator is the sole shareholder of the Company. SEVENTEENTH ARTICLE: If necessary, regular meetings shall be held between the first of January and April 30 of each year to decide on their own matters of their knowledge, without the need to indicate it in the respective summons. Matters of the Ordinary Shareholders’ Meeting shall be: One. A Review of the situation of the Company, balance sheet, statements and financial demonstrations submitted by the Shareholder Administrator. Two. The distribution of dividends; and Three. The election or renewal of the account inspectors and external auditors of the Company, and the liquidators of the Company, if any. The respective agreements to be adopted will require the vote of a majority of the holders of the Shares unless these bylaws require a different quorum. EIGHTEENTH ARTICLE: The Extraordinary Meetings take place when company needs are required, to decide on the following matters: One Dissolution of the Company; Two. The transformation, merger or division of the Company, and in general, any reform to the Bylaws; Three. The issuance of bonds or debentures convertible into Shares; Four. The sale of fifty percent or more of the assets of the Company, whether that includes liabilities or not; as well as the formulation or modification of any business plan which contemplates the disposition of assets by an amount exceeding the above percentages. For this purpose it is presumed to constitute a single disposal operation, those that are perfected through one or more acts concerning any Company asset, during any period of twelve consecutive months; Six. Other matters that by law or these bylaws are within its competence or knowledge. The respective agreements, to be adopted will require the vote of two-thirds of the holders of shares with voting rights present or represented. NINETEENTH ARTICLE: The Meetings, whether ordinary or extraordinary, shall be convened by the Administrator. To the extent that there is more than one shareholder, the Administrator shall convene: (a) An extraordinary meeting, provided that, in its judgment, the interests of the Company justify it; (b) An Ordinary or Extraordinary Meeting, as appropriate, when requested by shareholders representing at least ten percent of the issued shares, expressing in the request the matters to be discussed at the meeting. In this case, the Meeting must be held within thirty days of the date of the respective application. TWENTIETH ARTICLE: The summons to Shareholders will be made by registered letter. Nevertheless, those meetings that attend all of the issued shares with voting rights may be validly held, even not having the formalities required for citation not fulfilled. TWENTY-FIRST ARTICLE: The Meetings shall be constituted on the first call with the absolute majority of the shares entitled to vote and, on the second call, with the shares entitled to vote who are present or represented, whatever their number, and resolutions are adopted by an absolute majority of the Shares present or represented with voting rights, except for the matters contained in the Eighteenth Article of the Bylaws, or other special provision establishing a quorum. The Meetings will be chaired by one of the representatives designated by the administrator or the person taking its place and a shareholder or attorney of the Company concurrent at the Meeting shall act as secretary, which shall be especially appointed at the beginning of the respective Meeting. TWENTY-SECOND ARTICLE: Only holders of Shares registered in the shareholders registry at the inception of the respective Meeting may participate in meetings with voice and vote. In the elections that take place in the Meetings, each shareholder holder of Shares shall be entitled to one vote for each share with voting rights held or represented, being able to accumulate or distribute them in the voting as it sees fit. TWENTY-THIRD ARTICLE: The shareholders holders of Shares may be represented at meetings by another person, who need not be a shareholder. The representation must be conferred in writing, by the total of the shares for which the principal is the holder on the date indicated in the previous Twenty-Second Article of these Bylaws. TWENTY-FOURTH ARTICLE: The deliberations and resolutions of General Meetings shall be placed on record in a minute book, which will be kept by the secretary if any, or, failing that, by the Administrator. The minutes shall be signed by those who acted as chairman and secretary of the Meeting and by three shareholders elected in it, or by all who attended the Meeting if they shall be fewer than three. The minutes shall be considered approved from the moment of their signature by the people (or person) above-mentioned and agreements to which it relates may be put into effect from that date. If any of the persons designated to sign the minutes estimates that it suffers from inaccuracies or omissions, they shall be entitled to stamp, before signing, the corresponding qualifications. The originals or authorized copies of the documents that give account of unanimous shareholder agreements and that replace the Shareholders’ Meeting shall be added to the book of minutes. FIFTH TITLE. THE BALANCE SHEET AND PROFIT.- TWENTY-FIFTH ARTICLE: The Company must make an overall balance sheet of operations on December 31 of each year, and is not obliged to make a report. TWENTY-SIXTH ARTICLE: The profits shown on the balance sheet distributed as determined at the Shareholders’ Meeting or the unanimity of the shareholders, as applicable. If it decides to pay a dividend to holders of Shares it shall also provide the form, date and amount of the dividend to be distributed. The Company may distribute dividends in cash or in kind valued in money by agreement at the Shareholders’ Meeting or the shareholders unanimously. SIXTH TITLE. AUDIT OF THE ADMINISTRATION.- TWENTY-SEVENTH ARTICLE. The Administrator or the Ordinary Shareholders Meeting shall appoint an account holder inspector or independent external auditors to examine the accounting, inventory, balance sheet and other financial statements, having to report in writing at the next Ordinary Meeting on the compliance with its mandate. The accounts inspector may also monitor company operations and monitor the activities of administrators and the faithful fulfillment of their legal, regulatory and statutory duties. The requirements, rights, obligations, duties and responsibilities of external auditors and account inspectors, will be determined by law and the Corporations Regulations in what applies to closed corporations, which shall be applicable in this area and only in respect of this article, exceptionally so. SEVENTH TITLE. DISSOLUTION AND LIOUIDATION.- TWENTY-EIGHTH ARTICLE: The Company shall not be dissolved by combining all the Shares held by one person. TWENTY-NINTH ARTICLE: Shareholders may agree on the dissolution of the Company with the favorable vote of two thirds of the Shares with issued voting rights. Once dissolved, the Company shall continue as a legal entity for the purposes of its liquidation, in which case it must add to its name or company name the words, “in liquidation.” During the liquidation the Bylaws shall apply in all matters that may be consistent with the liquidation status. THIRTIETH ARTICLE: dissolution of the Company shall proceed to its liquidation by a liquidation commission chosen at the Shareholders’ Meeting, which shall fix their remuneration. Unless otherwise agreed at the respective Meeting, the liquidation committee shall consist of three members. Such committee shall appoint a chairman from among its members, who shall represent the Company judicially and extrajudicially. EIGHTH TITLE. ARBITRATION AND OTHER PROVISIONS. THIRTY-FIRST ARTICLE: All disputes, difficulties or conflicts arising between shareholders (the “Parties” or “Party”), for any reason or under any circumstance, directly or indirectly related to this contract or any of its provisions, its validity, eventually, nullity and effects, shall be submitted to the knowledge of a mixed arbitrator who shall process as arbitrator ex aequo et bono but shall rule according to law, who shall decide on the dispute without further appeal. The Parties hereby waive all recourse that otherwise may proceed or it could be brought against the decision of the arbitrator. The parties shall designate a mixed arbitrator by common agreement. A lack of agreement regarding the person who acts in the role of arbitrator the appointment shall be made, upon written request of the Parties, the

Chamber of Commerce of Santiago AG (The “Chamber”) among the members of the arbitral list of the Arbitration Center of the Chamber, for which the Parties grant, through this instrument, a special and irrevocable mandate. The arbitrator is empowered to resolve all matters under its jurisdiction and competence. The arbitration proceedings shall be governed by and interpreted in accordance with the laws of Chile, notwithstanding the rules relating to conflict of laws of that jurisdiction. THIRTY-SECOND ARTICLE: If any of the provisions of these Bylaws are declared unenforceable, void, annulable or illegal, it shall be eliminated without affecting the validity, legality and enforceability of the other provisions of the Bylaws. THIRTY-THIRD ARTICLE: The Company shall be governed by these Bylaws, and additionally by articles four hundred twenty-four to four hundred forty-six of the Commercial Code. In the silence of these Bylaws, and only to the extent that they are not expressly or implicitly contrary to these, they will govern the rules of the Commercial Code and Civil Code. It is expressly placed on record that the rules contained in the Law eighteen thousand and forty-six and its Regulations shall not be applicable in a supplementary fashion to this Company. TRANSITORY ARTICLES - FIRST TRANSITORY ARTICLE: The share capital amounts to seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the United States divided into two thousand two hundred and nineteen common shares, nominative and without par value, that are fully subscribed and paid and shall subscribe and pay as follows: (a) ten thousand and eighteen dollars and two cents of the United States divided into one hundred common shares, nominative, fully subscribed and paid without par value; (b) seventy million forty-eight thousand one hundred eighty-five dollars and sixty-one cents of the United States divided into two thousand one hundred and nineteen common shares, nominative with no par value under the capital increase approved in public deed dated June 14, two thousand thirteen to be subscribed and paid within ninety days from the date of that deed. SECOND TRANSITORY ARTICLE: Likewise, and without being a clause that forms part of the company’s bylaws, EMECO HOLDINGS LIMITED, represented in the way indicated at the appearance, and as the Administrator of the Company, hereby grants general power of attorney to Mr. Francisco Javier Cortes Corral, national identity card number 14,153,964-4, so that acting individually, he may represent the Company before Municipalities in all kind of formalities, the Chilean Internal Revenue Service with express powers of judicial and extrajudicial representation, in the process of obtaining the Tax Payer Number, start of business, obtaining secret password, stamping of documents and any other procedures and declarations deemed necessary for the company’s start-up. THIRD TRANSITORY ARTICLE: Likewise, and without being a clause that forms part of the company’s bylaws, EMECO HOLDINGS LIMITED, represented in the way indicated at the appearance, and as the Administrator of the Company, hereby grants all and every one of the administration powers of attorney indicated in clause Twelfth of this instrument, to Mr. David Greig, Ian Testrow and Tasman Dykes, so that acting jointly at least two of them, they may represent the Company with all the mentioned powers of attorney. The bearer of an authorized copy of an extract of this public instrument is hereby authorized to request from the Commerce Registry of Santiago the necessary annotations, registrations, sub registrations and, even more, perform any procedure tending to the legalization of the Company. The legal capacity of Antonio Ortúzar Vicuña to represent EMECO HOLDING LIMITED, is recorded in private instrument granted in Australia, on October 12, 2011, which, duly legalized, was notarized at the Notary Public’s Office of Santiago of Mr. Patricio Zaldívar Mackenna on November 2, 2011, under repertoire number 18,096-2011. In witness thereof and having read the foregoing, the parties hereunder sign. A copy is granted. I attest.-

Antonio Ortúzar Vicuña